UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 23, 2008	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

SILVER RESERVE CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1135 Terminal Way; Suite 207B Reno, Nevada 89502
(Address of Principal Executive Offices) (Zip Code)

905-845-1073

(Registrant’s telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement

Effective as of June 23, 2008, Silver Reserve Corp. (the “Company”) appointed Mason Douglas as the President of the Company. Mr Douglas is also a director of the Company. In connection with the appointment, the Company entered into a consulting services agreement (the “Consulting Agreement”) with 1408943 Alberta Ltd., an Alberta corporation that is controlled by Mr. Douglas. The Consulting Agreement has a term of one year and is then automatically renewable. Either party may terminate the Consulting Agreement upon 90 days notice to the other party. During the term of the Consulting Agreement the Company will pay 1408943 Alberta Ltd. a fee of $8,500 per month. The Company’s board of directors will review the performance of Mr. Douglas and 1408943 Alberta Ltd. at six-month intervals and may adjust compensation based upon said reviews.

Item 5.02	Departure of Certain Directors or Officers; Appointment of Principal Officer

Effective as of June 23, 2008, the Company appointed Mason Douglas as the President of the Company. Mr Douglas is also a director of the Company. Effective as of June 23, 2008, Todd Montgomery tendered his resignation as President of the Company. He will remain as the Company’s chief executive officer. There were no disagreements between the Company and Mr. Montgomery with regards to the Company’s operations, policies or practices.

Mr. Douglas received an MBA from the University of Saskatchewan in 2000, and an LLB from the University of Calgary. Between 2001 and 2004 Mr. Douglas was Vice President of Operations of Western Petrochemicals Corp., a privately owned oil development company. He also was an independent consultant between 2001 and 2006, providing business plans, economic modeling and project management for a variety of mining projects.

Item 9.01	Exhibits

10.1	Consulting Services Agreement between Silver Reserve Corp. and 1408943 Alberta Ltd. dated as of June 23, 2008

99.1	Press release of Silver Reserve Corp. dated June 23, 2008 entitled “New President Appointed”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER RESERVE CORP.

June 23, 2008	By:	/s/ Joanne Hughes
	Name:	Joanne Hughes
	Title:	Corporate Secretary